Exhibit 99.1

ALTIGEN COMMUNICATIONS REPORTS SECOND QUARTER FISCAL 2009 RESULTS

Fremont, CA – April 22, 2009 - AltiGen Communications, Inc. (NASDAQ: ATGN), a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions, today reported financial results for its fiscal 2009 second quarter ended March 31, 2009.

Gilbert Hu, AltiGen's CEO, stated, "The difficult economy has clearly impacted second quarter revenue, which primarily reflects a slowdown in sales of new systems.  However, we continue to make solid progress with our strategic transition to larger systems sales and see growth opportunities ahead.  While service revenue remained essentially flat compared to the preceding quarter, we expect to see increased renewals and growth going forward.”

Jeremiah Fleming, AltiGen's President and COO, stated, “We remain focused on our strategic efforts to drive increased adoption of larger systems, and are well positioned to address new business opportunities in midsized to larger enterprises that increasingly seek both highly functional and scalable solutions and competitive cost advantages.  We continue to sign larger, strategic resellers that are excited about our new enterprise class products and integration with Microsoft’s Unified Communications solution, which will continue to ramp up their contribution over the course of this year.  We are also augmenting these efforts by targeting direct sales opportunities in larger businesses.”

“To better align our cost structure with the current environment, we have taken significant actions in the second quarter to reduce our expenses.  These actions include cost reductions across all departments, a reduction in headcount, and salary reductions for most employees including a 15 percent reduction for executive management.  Looking forward, we are focused on execution of our strategic plan and reaching our objective of achieving and maintaining positive cash flow by the end of our fiscal year.  With our new scalable products, growing base of larger resellers and increasing contribution from our direct sales activities, we see continued market opportunity and growth ahead.”

Financial Results
Revenue for the fiscal 2009 second quarter was $3.6 million, compared to revenue of $4.7 million in the second quarter a year ago and $4.9 million in the preceding quarter. Gross margin in the second quarter was 58.9 percent, compared to 55.6 percent a year ago and 60.9 percent in the preceding quarter. Operating expenses totaled $3.9 million, compared to $3.8 million a year ago and $4.3 million in the preceding quarter.

Net loss for the second quarter of fiscal 2009 was $1.8 million, or a loss of $0.11 per share, compared to a net loss of $1.1 million, or a loss of $0.07 per share in the second quarter a year ago, and a net loss of $1.3 million, or a loss of $0.08 per share, in the preceding quarter.

Phil McDermott, AltiGen's CFO, stated, “We ended the quarter with $8.5 million in cash and short term investments and no long term debt.  As a result of our cost reduction actions, we expect to realize cost savings of approximately $900,000 per quarter going forward compared to the fiscal first quarter.”

For the six months ended March 31, 2009, revenue was $8.4 million, compared to $9.0 million in the year ago period. Gross margin was 60.1 percent, compared to 56.0 percent.  Operating expenses totaled $8.2 million, compared to $7.3 million.  Net Loss was $3.0 million, compared to $2.1 million in the year ago period.

Stock Repurchase Program
In November 2008, the board authorized a one-year extension of the Company's repurchase program of up to $2.0 million of shares of AltiGen's common stock. During the second quarter, AltiGen repurchased approximately 13,400 shares of common stock under the repurchase program.  Since inception of the program through March 31, 2009, AltiGen repurchased 255,000 shares of common stock for approximately $385,500.  Effective April 1, 2009, the buyback program has been indefinitely suspended.

Earnings Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, April 22, 2009 to discuss AltiGen's results of operations for the second quarter. Dial (800) 894-5910 (domestic) or (785) 424-1052 (international) to listen in to the call. The conference call ID is "AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through April 26, 2009. To access the replay, dial (800) 283-4641 or (402) 220-0851. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100% Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP telephone systems, the continued growth of our service plan offering, the success of our direct selling efforts, our continued market penetration of larger resellers and our ability to achieve cash flow positive by our fiscal year end. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contact:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(510) 252-9712	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	March 31		March 31
	FY 2009	FY 2008	FY 2009	FY 2008
Net Revenue	$3,578	$4,712	$8,437	$8,972
Gross profit	2,107	2,619	5,069	5,025

Research and development	1,243	1,035	2,468	1,950
Selling, general & administrative	2,651	2,787	5,706	5,364

Operating loss	(1,787)	(1,203)	(3,105)	(2,289)

Interest and other income,net	20	76	53	191

Net loss before tax	(1,767)	(1,127)	(3,052)	(2,098)

Provision for income tax	-	-	(16)	-

Net loss after tax	$(1,767)	$(1,127)	$(3,036)	$(2,098)

Basic and diluted net loss per share	$(0.11)	$(0.07)	$(0.19)	$(0.13)

Weighted average shares outstanding	15,862	15,708	15,842	15,753

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2009	September 30, 2008

Cash and cash equivalents	$5,955	$9,467
Short-term investments	2,500	400
Accounts receivable, net	1,098	2,423
Inventories	1,971	1,594
Other current assets	282	176
Net property and equipment	452	423
Other long-term assets	287	293
Total Assets	$12,545	$14,776

Current liabilities	$5,726	$5,374
Long-term liabilities	126	105
Stockholders' equity	6,693	9,297

Total Liabilities and Stockholders' Equity	$12,545	$14,776